Exhibit 99.1

Lucy Scientific to Acquire SANA-013 Psychedelic Assets from Drug
Developer Wesana Health

●	Transaction subject to Wesana shareholder approval and expected to close in Q2 2023
●	SANA-013 combination of psilocybin and CBD being developed for potential treatment of mental health/CNS conditions expected to commence human testing in 2023
●	Development costs are expected to be borne by a financial partner

VANCOUVER, March 21, 2023 — Lucy Scientific Discovery Inc. (“Lucy” or “The Company”) [NASDAQ:LSDI], an early-stage psychedelics manufacturing company, announced that it has entered into a definitive asset purchase agreement with Wesana Health Holdings Inc. (“Wesana”).

Lucy has agreed to acquire intellectual property and related assets for Wesana’s psilocybin and cannabidiol (CBD) combination investigational therapy, SANA-013, and Wesana’s supply of psilocybin which is sufficient to complete all near-term clinical studies.  The aggregate consideration comprises 1,000,000 shares of common stock and $570,000 in cash. The shares will be subject to a lock-up agreement whereby half of the shares will be released 9 months from closing, and other half will be released 14 months from closing. The transaction is also subject to Wesana’s shareholder approval and is expected to close in Q2 2023.

As a result of this acquisition, Lucy will add drug development capabilities to its existing business of psychedelics manufacturing.

SANA-013 is a proprietary combination of psilocybin and CBD being developed for the potential treatment of several mental health/CNS-related conditions, including Major Depressive Disorder (MDD), Migraine, Episodic Cluster Headaches, and Trigeminal Neuralgia (TG). This novel combination allows both drugs to act within the brain via complementary pathways. Specifically, SANA-013 is thought to work, by “rewiring” neuron connections in the brain while also inducing a potent anti-inflammatory effect that, together, lead to anti-depressant effects.

“We are excited to expand our footprint with the addition of Wesana’s SANA-013 drug development program,” said Lucy Scientific Discovery’s CEO Chris McElvany. “As we await regulatory approval for psychedelics which should drive growth in our manufacturing business, developing our own promising therapies to benefit patients is a logical next step for Lucy.”

Richard Nanula, the Company’s Executive Chairman stated, “We are committed to evolving our drug development capabilities which positions us well for continued success and value creation.”

The global market for Depression alone exceeded $12bil in 2019, and is expected to grow to $18bil by 2029. The prevalence of mental health disorders and other CNS-related conditions is growing significantly, resulting in increasing investment interest. Lucy expects to capitalize on this interest by securing outside clinical trial financing to offset the cost of development in exchange for downstream financial participation in future SANA-013 revenues.

“I am thrilled to join Lucy’s senior management team and further my personal mission to find more effective treatments for the tens of millions of individuals suffering from mental health disorders including depression.  I am confident the data generated from registrational trials with SANA-013 will align with my individual experience and improvements observed in my personal journey with depression,” said Daniel Carcillo, Wesana founder and Chief Executive Officer.

As part of the transaction, Wesana’s CEO, Dan Carcillo, will join Lucy’s executive team to help guide the continued development of SANA-013 into first human testing, expected to commence in late 2023.

About Lucy Scientific Discovery Inc.

Lucy Scientific Discovery Inc. is a Nasdaq-listed [NASDAQ:LSDI] licensed producer of compounds for medicinal products. As granted by Health Canada’s Office of Controlled Substances, Lucy maintains a Controlled Drugs and Substances Dealer’s License, held by its wholly owned subsidiary LSDI Manufacturing Inc., under Part J of the Food and Drug Regulations promulgated under the Food and Drugs Act (Canada), or a Dealer’s License. A Dealer’s License authorizes LSDI to develop, sell, deliver, and manufacture (through extraction or synthesis) certain pharmaceutical-grade active pharmaceutical ingredients, or APIs, used in controlled substances and their raw material precursors.

About SANA-013

SANA-013 is a therapeutic candidate consisting of two co-formulated psychoactive agents, a non-hallucinogenic low dose psilocybin and CBD. The SANA-013 composition is the subject of pending patent applications in the US and other large market territories.  Current third-party psilocybin protocols under clinical investigation utilize a single high dose of psilocybin for the treatment of various mental health conditions such as Depression.  To date, the treatment effects observed in these trials have not been durable.  A potentially more durable treatment for Depression is a novel protocol consisting of a single high dose of psylocibin followed by at-home maintenance dosing of SANA-013. Protocols like this that use SANA-013 for the treatment of MDD and other indications are the subject of pending patent application claims.

SANA-013 is currently being considered initially for development in MDD.  However, some of the other potential applications will likely be in orphan indications, for which FDA offers financial incentives, which might impact the order of indications ultimately pursued for SANA-013 development.

About Wesana Health

Wesana Health is a data-driven life science company pioneering drug development through its lead candidate SANA-013. Targeting Major Depressive Disorder as the lead indication, SANA-013 utilizes proprietary drug delivery protocols and a novel combination therapy. Wesana is composed of leaders from the scientific, research and medical industries driven by a common goal of improving the lives of millions of people globally suffering from mental health indications.

Learn more at www.wesanahealth.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance, results of current and anticipated products, sales efforts, expenses, and the outcome.

These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

Media Contact:

NisonCo Public Relations

Lucas Wentworth
Lucas@NisonCo.com

Investor Contact:

Addo Investor Relations, Inc.
lucyscientific@addo.com

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